SCHWEITZER-MAUDUIT INTERNATIONAL, INC

By this Agreement you are agreeing that you will transfer to the Corporation all rights you may have or acquire in inventions and discoveries, that you will protect the Corporation's trade secrets and that you will keep information confidential. If you have questions about your obligations or rights, you should seek independent legal advice.

CONFIDENTIAL INFORMATION AND BUSINESS IDEAS, INVENTIONS AND DEVELOPMENTS AGREEMENT

As a condition to my employment and continuing employment with Schweitzer-Mauduit International, Inc. ("the Corporation"), I agree that:

1. Trade secrets and confidential information about the Corporation's business which may be disclosed to me or of which I may learn in the course of my employment are not to be disclosed; one of my important duties as an employee, and even after my employment terminates is to use my best efforts to safeguard the Corporation's trade secrets and to keep information about the Corporation confidential. I will not disclose any of the Corporation's trade secrets or any confidential information about the Corporation until I have express authorization from an officer of the Corporation to do so. I will assume any particular information about the Corporation's business is confidential until I am informed it is not or until it has been published or is generally or publicly known outside the Corporation or (in the case of information about processes, procedures, machinery and equipment) until it has been recognized as standard practice outside the Corporation.

2. The term "Business Ideas" as used in this Agreement means all ideas, inventions, data and developments, whether or not patentable, which I originate or develop except those which are unrelated to the Corporation's business, which are not originated or developed during my working hours, and for which the Corporation does not furnish materials, labor, facilities, information or other assistance.

   The Corporation will own all rights in all Business Ideas which I originate or develop either alone or working with others while I am employed by the Corporation.

3. While I am employed by the Corporation:

   3.1 I will assign to the Corporation all Business Ideas and promptly execute all documents which the Corporation may reasonably require to perfect its patent and other rights to such Business Ideas throughout the world.

   3.2 I will promptly disclose to the Corporation all information concerning all business ideas, inventions, data and developments, whether or not originated or developed by me, which comes to my attention and which concerns the Corporation's business.

4. After my employment with the Corporation terminates, I will promptly disclose to the Corporation all Business Ideas relating to matters with which I came in contact during my employment, provided that such Business Ideas originated or were developed during my employment or during the six months immediately following termination of my employment. I will promptly assign to the Corporation all such Business Ideas and promptly execute all documents which the Corporation may reasonably require to perfect its patent and other rights to such Business Ideas in countries where the Corporation shall have previously filed one or more patent applications.

Nothing in this Agreement will prevent me, after my employment terminates, from using skills and knowledge of a general nature gained while I am employed by the Corporation.

This Agreement becomes effective on the date inserted below and will govern the relationship between the Corporation and me from this date forward; any previous agreement I may have signed will continue to govern the relationship between the Corporation and me until the date inserted below.

Signed at Alpharetta, this 7 day of December, 2005

Witness: [signature] [signature] (Employee)